Filed pursuant to Rule 424(b)(3)
File Nos. 333-249168 and 811-22791

DoubleLine Income Solutions Fund

(the “Fund”)

Supplement dated April 2, 2026 to the Fund’s

Prospectus Supplement, dated September 29, 2023,

Prospectus and Statement of Additional Information, each dated September 28, 2023,

each as supplemented or amended from time to time

(respectively, the “Prospectus Supplement”, the “Prospectus” and the “SAI”)

This supplement provides new and additional information beyond that contained in the Prospectus Supplement, Prospectus and SAI and should be read in conjunction with the Prospectus Supplement, Prospectus and SAI.

Luz M. Padilla is retiring from DoubleLine Capital LP. As of March 31, 2026 (the “Effective Date”), all references to Ms. Padilla as a portfolio manager of the Fund are hereby removed from the Prospectus and SAI. As of the Effective Date, the portfolio managers for the Fund are Jeffrey Gundlach, Robert Cohen and William Campbell.

The following changes are as of the Effective Date:

1.	The Portfolio Managers table in the Prospectus under the section titled “MANAGEMENT OF THE FUND - Investment Adviser” is hereby updated with the following additional information:

Name	Since	Recent Professional Experience
William Campbell	Since March 2026	Mr. Campbell joined DoubleLine in 2013. He oversees the firm’s Global Sovereign and Emerging Markets teams and serves as the lead Portfolio Manager for the firm’s emerging markets and international strategies. He is a permanent member of the Fixed Income Asset Allocation Committee. Mr. Campbell received his BS in Business Economics and International Business, as well as his BA in English, from Pennsylvania State University. He received his MA in Mathematics, with a focus on Mathematical Finance, from Boston University.

2.

Under the section titled “PORTFOLIO MANAGERS- Other Accounts Managed by Portfolio Managers” in the SAI, the table that provides the number of other accounts managed by the portfolio managers of the Fund and the total assets of such accounts is hereby supplemented with respect to William Campbell with the following:

	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts	Total Assets ($Million)	Number of Accounts	Total Assets ($Million)	Number of Accounts	Total Assets ($Million)
William Campbell(1)	2	$781,427,187	0	$0	0	$0

(1)	This information is stated as of February 28, 2026.

	Performance Fee Accounts
	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts	Total Assets ($Million)	Number of Accounts	Total Assets ($Million)	Number of Accounts	Total Assets ($Million)
William Campbell	0	$0	0	$0	0	$0

(1)	This information is stated as of February 28, 2026.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE